UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 21, 2012

The Medicines Company
(Exact Name of Registrant as Specified in Charter)

Delaware	000-31191	04-3324394
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Sylvan Way Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 290-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and Appointment of Principal Officers

On February 21, 2012, the Board of Directors of The Medicines Company (the “Company”) appointed Glenn P. Sblendorio to serve as President of the Company. Mr. Sblendorio remains the Company's Chief Financial Officer and a member of the Company's Board of Directors. Simultaneously with Mr. Sblendorio's appointment, Clive A. Meanwell resigned from his position as President of the Company. Dr. Meanwell will continue to serve as Chairman and Chief Executive Officer of the Company.

Mr. Sblendorio has served as the Company's Chief Financial Officer since March 2006 and served as an Executive Vice President of the Company from March 2006 to February 2012. Mr. Sblendorio has served on the Company's Board of Directors since June 2011. From November 2005 until he joined the Company, Mr. Sblendorio served as a consultant to a company in the pharmaceutical industry. Prior to joining the Company, Mr. Sblendorio was Executive Vice President and Chief Financial Officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. From July 2000 to February 2002, Mr. Sblendorio served as the Company's Senior Vice President of Business Development. From 1998 to July 2000, Mr. Sblendorio was the Chief Executive Officer and Managing Director of MPM Capital Advisors, LLC, an investment bank specializing in healthcare related transactions. Mr. Sblendorio's pharmaceutical experience also includes 12 years at Hoffmann-LaRoche, Inc., a pharmaceutical company, in a variety of senior financial positions, including Vice President, Finance of Roche Molecular Systems and Head of Finance-Controller for Amgen/Roche Europe. Mr. Sblendorio currently serves as a director of Amicus Therapeutics, Inc., a biopharmaceutical company, and Chairman of the Board of NuLens Ltd., a private ophthalmology company. Mr. Sblendorio received his B.B.A. from Pace University and his M.B.A. from Fairleigh Dickinson University.

There are no arrangements or understandings between Mr. Sblendorio and any other persons pursuant to which Mr. Sblendorio was named President of the Company. Mr. Sblendorio does not have a family relationship with any of the Company's directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Mr. Sblendorio has not been a participant in any related-party transactions required to be disclosed by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

2012 Base Salaries and 2011 Cash Bonuses

On February 21, 2012, the Compensation Committee of the Board of Directors of the Company established the following 2012 base salaries for the Company's named executive officers, effective as of January 1, 2012, and awarded the following annual cash bonus payments to the following named executive officers of the Company for 2011. The bonus payments were paid in February 2012.

Name and Title	2012 Annual Base Salary	2011 Annual Cash Bonus Payments
Clive A. Meanwell Chief Executive Officer	$748,370	$676,062

Glenn P. Sblendorio President and Chief Financial Officer	$547,400	$410,549

Paul M. Antinori Senior Vice President and General Counsel	$414,460	$176,194

William B. O'Connor Chief Accounting Officer	$318,010	$140,111

The rationale and benchmarking for the named executive officers' 2012 base salaries and the method of calculation of the 2011 cash bonus payments to the Company's named executive officers will be discussed in the Company's Proxy Statement to be filed in connection with its 2012 Annual Meeting of Stockholders.

Special Awards

On February 21, 2012, the Compensation Committee of the Board of Directors of the Company recommended, and the Board of Directors approved, special cash bonuses for Clive A. Meanwell, Glenn P. Sblendorio and Paul M. Antinori in recognition of their extraordinary efforts and significant accomplishments related to the Angiomax patent term extension matter. The special cash bonuses were awarded in the following amounts: Dr. Meanwell - $950,000; Mr. Sblendorio - $100,000; and Mr. Antinori - $500,000. The special cash bonus awards are contingent upon the Company receiving a certificate of extension from the U.S. Patent and Trademark Office that extends the term of U.S. Patent No. 5,196,404, the principal U.S. patent covering Angiomax, to December 15, 2014. The Company expects to receive a certificate of extension shortly.

2012 Annual Cash Incentive Program

The Company has an annual cash incentive program, which is designed to provide cash bonus awards to the Company's employees. On February 21, 2012, the Compensation Committee of the Board of Directors of the Company recommended, and the Board of Directors approved, the following performance measures under the annual cash incentive program for 2012:

•	minimum worldwide net revenue growth rate relative to 2011;

•	minimum net operating profit growth rate relative to 2011;

•	to manage operating expenses within a certain range of the Company's budget;

•	to create financial value from transactions;

•	to achieve significant Phase 3 product progression;

•	to achieve significant Phase 1-2 product progression;

•	to increase our global market reach;

•	to improve employee engagement metrics relative to 2011;

•	to achieve a minimum operating profit per employee growth rate relative to 2011;

•	to implement revised compliance policies and procedures and have no significant compliance issues in 2011; and

•	to execute the Company's communication plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
THE MEDICINES COMPANY

Date: February 27, 2012	By: /s/ Paul M. Antinori
Paul M. Antinori
Senior Vice President and General Counsel